Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 2) of our report dated March 24, 2025, except for Notes 1, 4 and 6 which are dated June 25, 2025, with respect to the audited financial statements of MSM Frontier Capital Acquisition Corp. (the “Company”) as of February 14, 2025, and for the period from January 28, 2025 (inception) through February 14, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 30, 2025